EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Offering Circular on Amendment No. 1 to Form 1-A, Tier II (File No. 024-11512) of our report dated April 13, 2021, relating to the consolidated financial statements of StrikeForce Technologies, Inc. as of December 31, 2020 and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about StrikeForce Technologies, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

April 27, 2021